EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-106276, 333-116602, 333-48726, 333-96623, 333-65964, 333-127299, 333-136408, 333-141383, 333-158541, and 333-172230) pertaining to the Support.com, Inc. Amended and Restated 1998 Stock Option Plan, the Support.com, Inc. 2000 Omnibus Equity Incentive Plan, the Support.com, Inc. 2000 Employee Stock Purchase Plan, and the Support.com, Inc. 2010 Equity and Performance Incentive Plan of our reports dated March 11, 2011, with respect to the consolidated financial statements of Support.com, Inc., and the effectiveness of internal control over financial reporting of Support.com, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 11, 2011